Exhibit 99.1

Contact:	Jim Bauer Investor Relations (678) 473-2647 jim.bauer@arrisi.com
ARRIS PROVIDES UPDATE TO
SECOND QUARTER 2008 GUIDANCE
Suwanee, Ga. (July 8, 2008) ARRIS (NASDAQ:ARRS), a global technology leader in advanced cable telephony and broadband access equipment, next generation equipment for high-speed data and video applications, and operations software solutions, today provided an update to second quarter guidance.
The Company now anticipates that revenues for the second quarter will be below previous guidance, that GAAP and non-GAAP earnings per share will be at or near the lower end of previous guidance and that bookings and backlog will be much improved as compared to the first quarter. Specifically, revenues in the second quarter 2008 are expected to be in the range of $278 to $280 million. The Company also anticipates a sequential increase in order backlog and estimates book-to-bill ratio for the second quarter to be approximately 1.20.
“Our revised guidance for the second quarter is primarily driven by maturing demand for EMTAs as well as for plant extension and installation equipment,” said Bob Stanzione, ARRIS Chairman & CEO. “On the positive side, our CMTS demand continued to be strong and we expect to report improved gross margins as compared to the first quarter. Also, strong order input, particularly for our next generation DOCSIS 3.0 equipment, indicates significant improvement in the third quarter and beyond.”
Detailed revenue and earnings guidance for the third quarter 2008 and additional comments on the remainder of 2008 will be disclosed when the Company formally releases second quarter results after the market close on July 30, 2008.
ARRIS management will conduct a conference call at 5:00pm EDT, today, Tuesday, July 8, 2008, to discuss this announcement in detail. You may participate in this conference call by dialing (866) 356-4441 or (617) 597-5396 for international calls prior to the start of the call and providing the ARRIS Group, Inc. name, conference passcode 43265042 and Jim Bauer as the moderator. Please note that ARRIS will not accept any calls related to this release until after the conclusion of the 5:00pm EDT conference call. A replay of the conference call can be accessed approximately two hours after the call through July 15, 2008 by dialing (888) 286-8010 or (617) 801-6888 for international calls and using the passcode 64426745. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arrisi.com.
ARRIS is a global communications technology company specializing in the design, engineering and supply of technology supporting triple and quad-play broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver reliable telephony, demand driven video, next-generation advertising and high-speed data services. ARRIS products expand and help grow network capacity with access and outside plant construction equipment, reliably deliver voice, video and data services and assure optimal service delivery for end customers. Headquartered in Suwanee, Georgia, USA, ARRIS has R&D centers in Atlanta, Chicago, Beaverton, State College, Wallingford, Ireland and China, and operates support and sales offices throughout the world. Information about ARRIS products and services can be found at http://www.arrisi.com.
Forward-looking statements:
Statements made in this press release, including those related to:
•	Revenue, gross margin, net income per share, orders, order backlog and book-to-bill ratio;
•	the outlook for the remainder of 2008;
•	the general market outlook and acceptance of ARRIS products; and
•	the timing of improvements in industry conditions
are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the second quarter 2008 as well as the general outlook for 2008 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;
•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption;
•	several of the substantial participants in our industry, including some of our customers are in a weakened financial condition which could directly or indirectly cause a reduced demand for our products or other unexpected consequences, additionally, we cannot be certain if or when the general uncertainty in our industry will stabilize or improve.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the uncertain current economic climate and its impact on our customers’ plans and access to capital; the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended March 31, 2008. The Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.
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